   As filed with the Securities and Exchange Commission on ___________, 1995
                           Registration No.33-__________________________________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                           -----------------------
                          PLAYBOY ENTERPRISES, INC.

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                                             36-2258830
(STATE OF INCORPORATION)                                (I.R.S. EMPLOYER
                                                     IDENTIFICATION NUMBER)

                          680 NORTH LAKE SHORE DRIVE
                           CHICAGO, ILLINOIS  60611
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

             PLAYBOY ENTERPRISES, INC. 1995 STOCK INCENTIVE PLAN
                           (FULL TITLE OF THE PLAN)


                             --------------------
                               IRMA VILLARREAL
                                  SECRETARY
                          PLAYBOY ENTERPRISES, INC.
                          680 NORTH LAKE SHORE DRIVE
                           CHICAGO, ILLINOIS  60611
                                (312) 751-8000
                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                           CALCULATION OF REGISTRATION FEE

                                                                                 Proposed
                                                                Proposed         maximum
                                                                maximum         aggregate
          Title of each class of            Amount to be     offering price     offering          Amount of
       securities to be registered           registered        per share         price         registration fee
  Class B Common Stock, $.01 par value....  1,176,750(1)       $9.03(2)      $10,626,052(3)      $3,320.64
                                               Shares

(1) 1,058,750 Class B shares are being offered pursuant to stock options and restricted stock previously granted or issued by the Stock Option Committee of the Board of Directors and 118,000 Class B shares are being offered pursuant to stock options or other awards which may be granted or issued in the future.

(2) Reflects the weighted average exercise price of all options and restricted stock previously granted or issued ($9.13 Class B) and all shares offered under options or other awards which may be granted or issued in the future (based on the average of the high and low prices reported in the consolidated reporting system for November 2, 1990 (the "Rule 457 Prices")) ($8.13 Class B).

(3) Reflects the sum of the actual aggregate exercise price of options previously granted and the aggregate exercise price of possible future grants based on Rule 457 Prices.
================================================================================

                                    PART II

ITEM 3.  INCORPORATION OF DOCUMENT BY REFERENCE

              The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, and its Quarterly Reports on Form 10-Q for the quarterly periods ending September 30, 1994 and December 31, 1994, and the description of the Company's Class A and Class B Common Stock contained in the registration statement on Form 8-A dated May 17, 1990, as amended by Form 8, dated June 7, 1990, are incorporated by reference into this registration statement. Any documents filed by the Company subsequent to the filing of this registration statement pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

               Not Applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

               Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

               The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

               Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

               Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

               Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith; that expenses may be advanced subject to an undertaking to reimburse such expenses if the person receiving the advance is ultimately determined not to be entitled to indemnification; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

               Article TWELFTH of the Company's Restated Certificate of Incorporation provides that directors will be exempt from monetary liabilities in certain circumstances, as follows:

               "Directors shall not be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

               Article VII, Section 6 of the Company's bylaws provides for indemnification of officers and directors of the Company, to the fullest extent permitted by applicable law for all expenses, liability and loss in connection with any action, suit or proceeding while serving as a director or officer of the Company or as an officer, director or employee of any other entity at the request of the Company. Such indemnification continues as to a person who has ceased to be a director or officer, and inures to the benefit of his or her heirs, executors and administrators. The Company is required to indemnify any officer or director in connection with a proceeding initiated by such officer or director only if such proceeding was authorized by the Board. The right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition subject to receipt by the Company of any required undertaking to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under the Company's bylaws or otherwise. If an indemnification claim is not paid in full by the Company within ninety days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant is also entitled to be paid the expense of prosecuting that claim.
The right to indemnification and payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the bylaws is not exclusive of any other rights. This section of the bylaws provides further that the Company may maintain insurance to protect any director or officer against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss.
The Company maintains such insurance for its directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

               Not Applicable

ITEM 8.  EXHIBITS


Exhibit
Number         Description
- ------         -----------
    4.1        Form of certificate for shares of the Company's Class B Common Stock


                           (incorporated by reference to Exhibit 1.2 of the Registration Statement on Form 8-A,
                           dated May 17, 1990, as amended by Form 8, dated May 17, 1990) [SEC File No. 1-6813]

    4.2                    Playboy Enterprises, Inc. 1995 Stock Incentive Plan

    4.3                    Form of Non-Qualified Stock Option Agreement for Non-Qualified Stock Options which may be granted under the Plan

    4.4                    Form of Incentive Stock Option Agreement for Incentive Stock Options granted under the Plan

    4.5                    Form of Restricted Stock Agreement for Restricted Stock issued under the Plan

    5.1                    Opinion of Counsel

    23.1                   Consent of Coopers & Lybrand



ITEM 9.  UNDERTAKINGS

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)    To include any prospectus required by
                 Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                          Provided, however, that paragraphs (a)(1)(i) and
                 (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Chicago, State of Illinois, on March 15, 1995.

                                        PLAYBOY ENTERPRISES, INC.
                                           (Registrant)


                                        By        /s/Howard Shapiro
                                           -------------------------------
                                        Howard Shapiro, Executive Vice
                                        President, Law and Administration,
                                        and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                 Title                                             Date
- ---------                                 -----                                             ----

 /s/ Christie Hefner                      Chairman and Chief                    )
- ---------------------------------         Executive Officer                     )
Christie Hefner                           (Principal Executive Officer)         )
                                                                                )
 /s/ David I. Chemerow                    Executive Vice President,             )
- ------------------------------            Finance and Operations                )
David I. Chemerow                         (Principal Financial                  )
                                          and Accounting Officer)               )
                                                                                )
 /s/ Dennis S. Bookshester                Director                              )
- -----------------------------                                                   )
Dennis S. Bookshester                                                           )
                                                                                )             March 15, 1995
                                                                                )           ------------------
 /s/ Robert Kamerschen                    Director                              )
- -----------------------------                                                   )
Robert Kamerschen                                                               )
                                                                                )
 /s/ John R. Purcell                      Director                              )
- ---------------------------------                                               )
John R. Purcell                                                                 )
                                                                                )
 /s/ Sol Rosenthal                        Director                              )
- ---------------------------------                                               )
Sol Rosenthal                                                                   )
                                                                                )
 /s/ Richard S. Rosenzweig                Director and Executive                )
- ----------------------------              Vice President                        )
Richard S. Rosenzweig

                                 EXHIBIT INDEX


                                                                                                        Sequentially
Exhibit                                                                                                   Numbered
Number                     Description                                                                      Page
- ------                     -----------                                                                  ------------
    4.1                  Form of certificate for shares of the Company's Class B
                         Common Stock (incorporated by reference to Exhibit 1.2 of
                         the Registration Statement on Form 8-A, dated May 17, 1990, as amended by Form 8, dated May 17, 1990) [SEC File No. 1-6813]

    4.2                  Playboy Enterprises, Inc. 1995 Stock Incentive Plan

    4.3                  Form of Non-Qualified Stock Option Agreement for Non-Qualified
                         Stock Options which may be granted under the Plan

    4.4                  Form of Incentive Stock Option Agreement for Incentive Stock
                         Option granted under the Plan

    4.5                  Form of Restricted Stock Agreement for Restricted Stock issued under the Plan

    5.1                  Opinion of Counsel

    23.1                 Consent of Coopers & Lybrand